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                                                                  EXHIBIT 23(g)

                      CONSENT OF DILLON, READ & CO. INC.

  We hereby consent to the use of Exhibit 99(d) containing our opinion letter dated December 13, 1995 to the Board of Directors of Southwestern Public Service Company (the "Company") in the Proxy Statement-Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed merger-of-equals transaction between the Company and Public Service Company of Colorado and to the references to our firm in such Proxy Statement-Prospectus. In giving this consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          DILLON, READ & CO. INC.

New York, New York
December 12, 1995